TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2008 RESULTS
~ Third Quarter Earnings per Share of $0.53 vs. $0.44 ~
~ Third Quarter Sales Increase 16.6% ~
~ Same-Store Sales Increase 6.2% ~

Brentwood, Tennessee, October 22, 2008 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 27, 2008.

Third Quarter Results
Net sales increased 16.6% to $733.9 million from $629.2 million in the prior year’s third quarter. Same-store sales increased 6.2% compared with a 1.9% increase in the prior year’s third quarter. Same-store sales growth was driven by the Company’s core consumable categories, including animal and pet-related products; seasonal heating-related products; and emergency-response merchandise related to hurricane activity.

Gross margin increased 13.1% to $224.6 million, or 30.6% of sales, compared to $198.6 million, or 31.6% of sales, in the prior year’s third quarter. The decline in gross margin percentage primarily resulted from higher fuel-related transportation costs, an increase in the LIFO reserve, and clearance markdowns as the Company continues to execute its inventory reduction initiative.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.2% of sales compared to 26.9% in the prior year’s third quarter. The decrease as a percent of sales was primarily attributable to the aggressive expense management program initiated earlier this year. These decreases were offset partially by higher occupancy costs. The Company’s effective income tax rate increased to 39.3% compared to 37.9% in the prior year’s third quarter, primarily due to increases in certain state tax rates and the impact of stock compensation expense.

Net income for the quarter was $19.8 million, or $0.53 per diluted share, compared to $17.5 million, or $0.44 per diluted share, in the prior year’s third quarter.

The Company opened 20 new stores in the quarter compared to 21 new stores and four store relocations in the prior year’s third quarter.

Jim Wright, Chairman, President and Chief Executive Officer, stated, “We are delighted with our performance for the quarter, particularly given the further weakening of the economy. We attribute these results to our team’s steadfast execution on key initiatives to grow and improve the business, our passion to serve customers living the rural lifestyle, and our ability to rapidly analyze and adapt plans in an ever-changing marketplace. Our compelling merchandise mix, particularly core consumable categories and seasonal products, enabled us to drive repeat traffic and average ticket. At the same time, our diligent focus on managing working capital and delivering improved cash flow from operations has provided us with ample liquidity to continue growing our business.”

Nine Month Results
For the first nine months of 2008, net sales increased 11.5% to $2.21 billion. Same-store sales increased 1.5% compared to an increase of 3.3% in the first nine months of 2007. Gross margin in the first nine months of 2008 increased 10.3% to $681.0 million in comparison to the first nine months of 2007. As a percent of sales, gross margin was lower at 30.8% of sales for the first nine months of 2008 compared to 31.2% for the first nine months of 2007.

Selling, general and administrative expenses, including depreciation and amortization, were 25.9% of sales for the first nine months of 2008 compared to 25.6% of sales for the first nine months of 2007.

Net income for the first nine months of 2008 was $65.6 million, or $1.74 per diluted share, compared to net income of $66.2 million, or $1.63 per diluted share, for the first nine months of 2007.

During the first nine months of 2008, the Company opened 70 new stores with no relocations, compared to 63 new store openings, 11 relocations, and the sale of its Del’s store in Canada during the first nine months of 2007.

Company Outlook
Tractor Supply reaffirmed its prior guidance. Specifically, the Company continues to expect fiscal 2008 net sales to be in the range of $2.98 billion to $3.03 billion, same-store sales to be approximately flat to 2%, and net earnings to be approximately $2.49 to $2.55 per diluted share.  In addition, the Company anticipates opening approximately 91 stores for the full year.

Mr. Wright concluded, “We have taken specific steps to prepare our business for the important fall and holiday selling season in the midst of the weakest consumer sentiment in years. Our merchandise will be very relevant to our customers’ fundamental lifestyle needs, and we will complement this assortment with advertising that features products with compelling value selected to drive customer traffic. We are confident in our ability to tightly manage our inventory investment and free up working capital while maintaining our record high in-stock positions on key items. At the same time, we are continuing to manage expenses aggressively as we work toward achieving our operational and financial goals for the year. We believe all of these actions have prepared us to successfully navigate the current consumer environment while maintaining our commitment to deliver long-term shareholder value.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes through October 29, 2008.

About Tractor Supply Company
As of September 27, 2008, Tractor Supply Company operated 834 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include the effect of the current economic cycle on consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 27, 2008		September 29, 2007		September 27, 2008		September 29, 2007
Net sales	$733,918	100.0%	$629,199	100.0%	$2,208,453	100.0%	$1,979,960	100.0%
Cost of merchandise sold	509,312	69.4	430,552	68.4	1,527,466	69.2	1,362,709	68.8

Gross margin	224,606	30.6	198,647	31.6	680,987	30.8	617,251	31.2
Selling, general and administrative expenses	176,774	24.1	156,078	24.8	527,302	23.9	470,224	23.7
Depreciation and amortization.	15,345	2.1	12,900	2.1	44,725	2.0	37,270	1.9

Income from operations	32,487	4.4	29,669	4.7	108,960	4.9	109,757	5.6
Interest (income) expense, net	(69)	0.0	1,517	0.2	1,727	0.1	3,046	0.2

Income before income taxes	32,556	4.4	28,152	4.5	107,233	4.8	106,711	5.4
Income tax expense	12,795	1.7	10,684	1.7	41,606	1.9	40,487	2.1

Net income	19,761	2.7%	17,468	2.8%	65,627	2.9%	66,224	3.3%

Net income per share:
Basic	$0.54		$0.45		$1.77		$1.67

Diluted	$0.53		$0.44		$1.74		$1.63

Weighted average shares outstanding (000’s):
Basic	36,429		38,972		37,045		39,606
Diluted	37,074		39,813		37,677		40,539

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 27,	September 29,
	2008	2007 *
ASSETS
Current assets:
Cash and cash equivalents	$16,583	$14,723
Inventories	716,806	699,312
Prepaid expenses and other current assets	40,504	43,942
Deferred income taxes	—	1,061

Total current assets	773,893	759,038
Property and equipment, net	357,270	331,760
Goodwill	10,258	10,258
Deferred income taxes	17,398	15,829
Other assets	6,183	5,720

TOTAL ASSETS	$1,165,002	$1,122,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$366,138	$281,209
Accrued expenses	107,953	111,450
Current portion of capital lease obligations	545	803
Income taxes currently payable	962	—
Deferred income taxes	2,434	—

Total current liabilities	478,032	393,462
Revolving credit loan	23,138	88,552
Capital lease obligations	1,960	2,236
Other long-term liabilities	61,108	53,530

Total liabilities	564,238	537,780

Stockholders’ equity:
Common stock	327	325
Additional paid-in capital	163,616	145,698
Treasury stock	(192,549)	(94,924)
Retained earnings	629,370	533,726

Total stockholders’ equity	600,764	584,825

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,165,002	$1,122,605

* Cash and accounts payable balances have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 27,	September 29,
	2008	2007 *
Cash flows from operating activities:
Net income	$65,627	$66,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,725	37,270
Gain on sale of property and equipment	(62)	(68)
Stock compensation expense	9,192	8,652
Deferred income taxes	2,005	5,249
Change in assets and liabilities:
Inventories	(80,818)	(104,461)
Prepaid expenses and other current assets	1,437	(6,547)
Accounts payable	107,792	52,038
Accrued expenses	(7,648)	188
Income taxes currently payable	(4,100)	(11,550)
Other	5,455	8,693

Net cash provided by operating activities	143,605	55,688

Cash flows from investing activities:
Capital expenditures	(68,828)	(68,363)
Proceeds from sale of property and equipment	250	966

Net cash used in investing activities	(68,578)	(67,397)

Cash flows from financing activities:
Borrowings under revolving credit agreement	517,382	756,850
Repayments under revolving credit agreement	(549,244)	(668,298)
Tax benefit of stock options exercised	413	2,687
Principal payments under capital lease obligations	(693)	(834)
Repurchase of common stock	(42,500)	(94,924)
Net proceeds from issuance of common stock	2,498	4,558

Net cash (used in) provided by financing activities	(72,144)	39

Net increase (decrease) in cash and equivalents	2,883	(11,670)
Cash and cash equivalents at beginning of period	13,700	26,393

Cash and cash equivalents at end of period	$16,583	$14,723

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,788	$2,087
Income taxes	43,023	47,010
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Sales Information:

Same-store sales increase	6.2%	1.9%	1.5%	3.3%
Non-comp sales (% of total sales)	8.7%	11.3%	9.0%	11.4%
Average transaction value	$44.59	$41.93	$44.79	$43.60
Comp average transaction value increase (decrease)	5.2%	(0.8)%	1.7%	(0.5)%
Comp average transaction count increase (decrease)	0.9%	2.8%	(0.2)%	3.8%
Store Count Information:

Beginning of period	814	717	764	676
New stores opened	20	21	70	63
Stores closed/sold	—	—	—	(1)

End of period	834	738	834	738

Relocated stores	—	4	—	11
Pre-opening costs (000’s)	$2,057	$2,356	$6,991	$6,711
Balance Sheet Information:

Average inventory per store (000’s) (a)	$861.4	$941.6	$861.4	$941.6
Inventory turns (annualized)	2.74	2.38	2.75	2.56
Financed inventory (a)	48.4%	38.7%	48.4%	38.7%
Treasury shares:
Shares purchased (000’s)	465	645	1,280	1,865
Cost (000’s)	$14,691	$31,204	$42,499	$94,924
(a) Assumes average inventory cost, excluding inventory in transit.